AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment"), dated as of December 9, 2025, is entered into by and between **Currenc Group Inc.**, a Cayman Islands Corporation (the "Company") and **Alexander King Ong Kong** (the "Executive").

WHEREAS, the Company and Executive have previously entered into an Amended and Restated Employment Agreement (the "Agreement") dated August 15, 2025; and

WHEREAS, the Company and Executive have agreed to amend the terms of the Agreement under the provisions of Section 20 of such Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1. Amendment

   Section 5(c) of the agreement under Termination governing severance compensation is hereby amended as follows:

   (i) Following the Unconditional Date (as defined in this Section 5(c) of the Agreement), if the Employment Period is terminated by the Company without Cause (as defined in Section 5(g) of the Agreement) or by the Executive with Good Reason (as defined in Section 5(i) of the Agreement), or if Executive is asked to resign as a result of a change of Control in Control, then, in addition to the Final Compensation (as defined below), for a period of sixty (60) months following the date of termination, Executive shall be entitled to (i) continue to receive Executive's Base Salary, as defined in Section 3(a) of the Agreement; (ii) continue to participate in group medical and dental plans for Company employees to the extent permitted under applicable law; (iii) have all unvested equity awards granted to Executive become vested and the restricted period shall expire immediately with respect to one-hundred percent (100%) of the outstanding shares of underlying the equity awards; and (iv) receive payment for all accrued but unused vacation. In addition, the Company shall pay Executive any bonus compensation otherwise payable pursuant to Section 3(b) for the fiscal year preceding that in which termination occurs that is unpaid on the date of termination (regardless of whether Executive remains continuously employed hereunder through the applicable payment date). The Base Salary to which Executive may become entitled under this Section 5(c) shall be payable in accordance with the general payroll practices of the Company, if elected by Executive. Otherwise, Executive may elect the option of receiving the aggregate of Base Salary payments owed as a lump sum amount payable at the time of termination. Executive shall not be entitled to any other salary, compensation or benefits after termination of the Employment Period, except as specifically provided for in the Company's employee benefit plans or as otherwise expressly provided for herein or as required by applicable law.

   (ii) For the purposes of this Agreement, "Final Compensation" means (i) any Base Salary earned but not paid during the final payroll period of Executive's employment through the date of termination, and (ii) any business expenses incurred by Executive but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within

fifteen (15) calendar days of the date of termination and that such expenses are reimbursable under Company policy.

2. Counterparts. This Amendment may be executed in separate counterparts (including facsimile and electronic transmission counterparts), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

[*Signature page follows*]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Currenc Group Inc.,

By: /s/ Eng Ho Ng
Name: Director
Title: Eng Ho Ng

Alexander King Ong Kong

/s/ Alexander King Ong Kong